Exhibit 99.1

FOR IMMEDIATE RELEASE Thursday, August 4, 2011 7:30 a.m. CDT
TELEVISION COMPANY BELO CORP. (BLC) REPORTS RESULTS FOR
SECOND QUARTER 2011
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported GAAP net earnings per share in the second quarter of 2011 of $0.17 compared to GAAP net earnings per share of $0.19 in the second quarter of 2010. The second quarter of 2010 included a credit of $2.6 million, net of taxes, from pension contribution reimbursements received from A. H. Belo Corporation (“A. H. Belo”) related to its then-existing obligation to reimburse Belo for 60 percent of any contributions Belo made to The G. B. Dealey Retirement Pension Plan (the “Pension Plan”). Excluding the credit, pro forma earnings per share in the second quarter of 2010 were $0.16 per share.
     Dunia A. Shive, Belo’s president and Chief Executive Officer, said, “Belo’s spot revenue excluding political was up 2.4 percent in the second quarter of 2011 compared to the second quarter of 2010 despite disruption in the automotive category related to events in Japan. Automotive cancellations were within our initial expectations for the quarter, and we experienced strong performance in other key categories such as retail, healthcare and telecommunications. Excluding automotive revenue, our core spot revenue was up 5 percent in the second quarter of 2011 compared to the second quarter of 2011.”
Second Quarter in Review
Operating Results
     Total revenue increased 2.1 percent in the second quarter of 2011 versus the second quarter of 2010. Total spot revenue, excluding political, was up 2.4 percent with a 2 percent increase in local spot revenue and a 3.2 percent increase in national spot revenue. Core local and
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Belo Announces Second Quarter 2011 Results
August 4, 2011
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national spot revenue was affected by a 6.6 percent decrease in automotive revenue due to the disruption in auto supply related to events in Japan. Total spot revenue, including political, was up 1.4 percent in the second quarter of 2011 compared to the second quarter of 2010. Political revenue in the second quarter of 2011 was $1.4 million lower than the second quarter of 2010.
     Other revenue, which includes barter and trade advertising, network compensation, Internet advertising and retransmission revenue, was up 5.6 percent in the second quarter of 2011 compared to 2010 due to double-digit percentage increases in Internet and retransmission revenue, which were partially offset by a decrease in network compensation.
     Station salaries, wages and employee benefits increased $2.6 million, or 5 percent, during the second quarter of 2011 versus the second quarter of 2010 due primarily to employee merit increases, partial reinstatement of the Company’s 401(k) plan matching contribution which was suspended in 2009, and higher station pension expense.
     Station programming and other operating costs were up $5.6 million in the second quarter of 2011 compared to second quarter 2010 due primarily to a $3.1 million non-cash expense reduction related to third-party funding of certain newsgathering equipment in the second quarter of 2010, and increases in programming, advertising and promotion, and technology costs.
Corporate
     Corporate operating costs of $6.7 million in the second quarter of 2011 were $1.2 million lower than the second quarter of 2010 due primarily to lower expenses for pension, accrued bonuses and technology support.
     Excluding the $3.1 million non-cash expense reduction in the second quarter of 2010 discussed above, combined station and corporate operating costs were up 3.5 percent in the second quarter of 2011 compared to the second quarter of 2010. On a reported basis, the Company’s combined station and corporate operating costs were up 6.6 percent in the second quarter of 2011 compared to the second quarter of 2010.
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Belo Announces Second Quarter 2011 Results
August 4, 2011
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Other Items
     The Company recorded a reduction in operating expenses of $4.2 million in the second quarter of 2010 related to pension contribution reimbursements received from A. H. Belo pursuant to its then-existing obligation to reimburse Belo for 60 percent of any pension contributions Belo made prior to the split of the Pension Plan on January 1, 2011.
     Belo’s depreciation expense totaled $7.7 million in the second quarter of 2011, down from $8.8 million in the second quarter of 2010.
     The Company’s interest expense decreased $1.8 million in the second quarter of 2011 compared to the second quarter of 2010 due primarily to lower borrowings on its revolving credit facility and lower ongoing fees resulting from the Company’s election to reduce the commitment amount under its facility in 2010.
     Income tax expense decreased $3.3 million in the second quarter of 2011 compared to the second quarter of 2010 due primarily to lower pre-tax earnings and the satisfactory resolution of various pending tax matters.
     Total debt at June 30, 2011, was $887 million, which consisted entirely of fixed-rate public debt. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 3.7 times at June 30, 2011. Belo invested $3.7 million in capital expenditures in the second quarter of 2011 and currently expects full year capital expenditures to be approximately $16 million.
Non-GAAP Financial Measures
     A reconciliation of station adjusted EBITDA to earnings from operations and a reconciliation of net earnings to pro forma net earnings are set forth in an exhibit to this release.
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Belo Announces Second Quarter 2011 Results
August 4, 2011
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Outlook
     Looking to the third quarter, Shive said, “We expect automotive spending to stabilize late in the third quarter with continued improvement in the fourth quarter. We are currently estimating spot revenue excluding political to be flat in the third quarter of 2011 compared to the third quarter of 2010. Our stations generated $11.2 million of political revenue in the third quarter of 2010 which we will cycle against in the third quarter of 2011. As a result, we are currently estimating third quarter total revenue to be down mid-single digits versus the prior year.
     “Combined station and corporate operating costs are currently estimated to be up about 2 percent in the third quarter of 2011 compared to the third quarter of 2010. Also, in July 2011, the Company received satisfactory resolution of another pending tax matter, which will result in a tax benefit of approximately $2.4 million in the third quarter of 2011. The Company’s effective tax rate for the full year 2011 is now expected to be approximately 36 percent.”
     A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 10:00 a.m. CDT this morning. The conference call will be simultaneously webcast on Belo Corp.’s website (www.belo.com/invest). Following the conclusion of the webcast, a replay of the conference call will be archived on Belo’s website. To access the listen-only conference lines, dial 1-800-288-8960. A replay line will be open from 12:00 p.m. CDT on August 4 until 11:59 p.m. CDT August 18. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 210868.
About Belo Corp.
     Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated websites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-4465.
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Belo Announces Second Quarter 2011 Results
August 4, 2011
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     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems and devices to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
In thousands, except per share amounts	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$166,379	$162,982	$317,849	$317,314

Operating Costs and Expenses
Station salaries, wages and employee benefits	54,525	51,911	108,361	103,135
Station programming and other operating costs	52,565	47,015	102,761	92,646
Corporate operating costs	6,692	7,855	12,991	17,464
Pension settlement charge and contribution reimbursements	—	(4,200)	20,466	(8,272)
Depreciation	7,707	8,770	15,631	18,013

Total operating costs and expenses	121,489	111,351	260,210	222,986

Earnings from operations	44,890	51,631	57,639	94,328

Other Income and (Expense)
Interest expense	(18,050)	(19,815)	(36,033)	(39,703)
Other income, net	649	375	829	108

Total other income and (expense)	(17,401)	(19,440)	(35,204)	(39,595)

Earnings before income taxes	27,489	32,191	22,435	54,733
Income tax expense	9,402	12,666	8,662	21,666

Net earnings	$18,087	$19,525	$13,773	$33,067

Net earnings per share — Basic	$0.17	$0.19	$0.13	$0.32

Net earnings per share — Diluted	$0.17	$0.19	$0.13	$0.31

Weighted average shares outstanding
Basic	103,626	103,027	103,515	102,919
Diluted	104,022	103,456	103,917	103,342

Dividends declared per share	$0.05	$—	$0.05	$—

Belo Corp.
Consolidated Condensed Balance Sheets

	June 30,	December 31,
In thousands	2011	2010
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$16,061	$8,309
Accounts receivable, net	141,271	144,992
Other current assets	53,714	57,495

Total current assets	211,046	210,796

Property, plant and equipment, net	149,638	164,439
Intangible assets, net	1,149,272	1,149,272
Other assets	63,795	65,883

Total assets	$1,573,751	$1,590,390

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$18,449	$20,744
Accrued expenses	53,345	88,845
Other current liabilities	23,718	27,611

Total current liabilities	95,512	137,200

Long-term debt	886,553	897,111
Deferred income taxes	250,675	206,765
Other liabilities	74,106	178,672
Total shareholders’ equity	266,905	170,642

Total liabilities and shareholders’ equity	$1,573,751	$1,590,390

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station Adjusted EBITDA

	Three months ended		Six months ended
	June 30,		June 30,
In thousands (unaudited)	2011	2010	2011	2010
Station Adjusted EBITDA (1)	$59,289	$64,056	$106,727	$121,533
Corporate operating costs	(6,692)	(7,855)	(12,991)	(17,464)
Depreciation	(7,707)	(8,770)	(15,631)	(18,013)
Pension settlement charge and contribution reimbursements	—	4,200	(20,466)	8,272

Earnings from operations	$44,890	$51,631	$57,639	$94,328

Note 1:	Belo’s management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charges, pension settlement charge and contribution reimbursements, and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Pro Forma Net Earnings
In thousands (unaudited)

	Three months ended		Three months ended
	June 30, 2011		June 30, 2010
	Earnings	EPS	Earnings	EPS
Net earnings	$18,087	$0.17	$19,525	$0.19

Pension settlement charge and contribution reimbursements, net of tax	—	—	(2,562)	(0.02)

Pro forma net earnings	$18,087	$0.17	$16,963	$0.16

	Six months ended		Six months ended
	June 30, 2011		June 30, 2010
	Earnings	EPS	Earnings	EPS
Net earnings	$13,773	$0.13	$33,067	$0.31

Pension settlement charge and contribution reimbursements, net of tax	13,323	0.13	(5,046)	(0.05)

Pro forma net earnings	$27,096	$0.26	$28,021	$0.27